Exhibit 99


contact: David Shein            LaVida Dowdell            Barb Remley
         Ruder Finn             Net4Music                 Coda Music Technology
         212-593-5890           212-375-6362              612-937-9611
         sheind@ruderfinn.com   l.dowdell@net4music.com   bremley@codamusic.com

                NET4MUSIC S.A. AND CODA MUSIC TECHNOLOGY SET THE
                       STAGE FOR A WORLD OF NEW COMPOSERS
         Release of Finale(R) NotePad(TM) Begins New Era for Musicians,
                   Music Educators and Composers of any Level

Minneapolis, MN, USA and Paris, France, October 17, 2000 - Coda Music Technology, Inc. (NASDAQ: COMT) and Net4Music S.A. In their first major collaboration since agreeing to merge, Net4Music and Coda Music Technology today announced the introduction of Finale NotePad, a free downloadable version of Coda's world-renowned music notation software, also available on CD-ROM for $19.95. The application, available at www.codamusic.com and www.net4music.com for both Macintosh and Windows, allows all musicians to engrave simple music and do interactive editing of their own sheet music in digital format, whether they are beginners or masters of their craft.

The release marks a giant first step in the combined companies' efforts to promote music education and the creative process through accessible, high quality music technology. "With the introduction of products and services like Finale NotePad, we are looking to establish a common worldwide standard for basic music notation, and to fuel the creation of written music rather than focus on just the finished product," said Net4Music CEO Francois Duliege. NotePad is an excellent educational tool for music theory as well as a fun, un-intimidating way to begin putting one's musical ideas in a tangible form."

Finale NotePad is a basic, easy-to-use version of Coda Music Technology's Finale product, the industry standard in notation software. As users gain more experience with this level of electronic composition and arranging (and ultimately outgrow it), they can trade up and buy one of Coda's more fully featured products, Finale PrintMusic!(TM), Finale Allegro(R) or the ultimate, Finale. Because the entire Finale "Family" is based on the same software code, familiarity with one product is carried over to any of the others and all music files created from the same version or earlier versions are compatible. The company plans to offer incentives to Finale NotePad registered users to "trade up" and buy their next Finale product through dealers - more details on such promotions are forthcoming.

NotePad Enables Web Publishing:
Once they have created their music with the software, composers are one click away from publishing their own sheet music and sharing it with the world via Net4Music's Net4Publication(TM) service and Coda's Finale Showcase(TM). Both services allow songwriters to post their compositions for secure digital download, exposing the works to thousands of musicians online. All of the songs posted to Net4Publication and Finale Showcase are protected with Net4Music's proprietary copyright protection engine, all but eliminating unauthorized distribution or altering of the material.


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"By providing an easy, fun way to share and even sell one's own sheet music online, we are giving music composition back to the masses," said Coda President John Paulson. "This is no longer something that only a select few professional composers can do. Anyone can learn to engrave, print and share their own music."

The software also has powerful applications for music educators who need to print or email lessons and exercises for students. Music students could download professionally engraved versions of their teachers' assignments directly from the Net4Publication or Finale Showcase sites and print them out for rehearsals, rather than deciphering photocopies of hand-written notation.



About Net4Music
Net4Music is a company for musicians, by musicians. Using Internet technology, Net4Music has revolutionized the distribution of sheet music by licensing the digital distribution rights to the world's largest catalog of titles from all music genres and offering secure downloads of this sheet music. Net4Music's innovative services empower the music end user by providing musicians and composers with immediate access to one of the largest collections of musical scores along with unparalleled copyright protection for music publishing. Through Net4Music's web site, musicians can reference and download sheet music for faster, easier and safer distribution than was previously possible. With its cutting-edge services and growing number of strategic partnerships, Net4Music is fast becoming the premier online portal for musicians.

About Coda Music Technology
Coda Music Technology, Inc. develops and markets proprietary music technology products including Finale, the world's best-selling music notation software product and SmartMusic(R) Intelligent Accompaniment(R) products, a comprehensive music practice system that listens to you sing or play and follows your spontaneous tempo changes. SmartMusic Studio(R) makes practicing music fun, productive and entertaining and has over 5,000 accompaniment titles. Finale is the standard development tool for many music publishers, which means most of their titles are already in the Finale file format, ready to be customized for each consumer and distributed on the Internet. SmartMusic Accompaniments(TM), assessment and instruction are natural add-ons to digital print music products.

Coda Music Technology and/or its officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Coda Music Technology with respect to Coda's merger with Net4Music. Information regarding such officers and directors is included in Coda Music Technology's annual report on Form 10-KSB for the year ended December 31, 1999 filed with the SEC on March 27, 2000. This document is available free of charge at the SEC website at www.sec.gov and from the Coda Music Technology contact listed above.

THIS PRESS RELEASE IS BEING FILED PURSUANT TO RULE 425 UNDER THE SECURITIES ACT OF 1933 AND IS DEEMED FILED PURSUANT TO RULE 14A-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES. SHAREHOLDERS OF CODA MUSIC TECHNOLOGY AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT - PROSPECTUS WHICH WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4 FILED BY CODA MUSIC TECHNOLOGY IN CONNECTION WITH THIS TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE REGISTRATION STATEMENT IS AVAILABLE FREE OF CHARGE ON THE SEC WEBSITE AT WWW.SEC.GOV AND FROM CODA MUSIC TECHNOLOGY THROUGH THE CONTACT LISTED ABOVE.

Safe Harbor Statement. This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect Coda's current views of future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to, the risks described from time to time in Coda's reports to the Securities and Exchange Commission (including Coda's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Coda undertakes no obligation to update publicly or revise any forward-looking statements.